Exhibit 10.1

EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement"), is effective as of January 15, 2009, by and between AMERICA WEST RESOURCES, INC. ("Employer"), and JOHN E. DURBIN (the "Executive").

WHEREAS , Employer desires to retain the experience, abilities and service of the Executive upon the terms and conditions specified herein; and

WHEREAS , the Executive is willing to enter into this Agreement upon the terms and conditions specified herein;

NOW, THEREFORE , in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Employment.  Employer hereby offers and the Executive hereby accepts such offer, all upon the terms and conditions set forth herein.

SECTION 2. Term. Subject to the terms and conditions of this Agreement, the Executive shall be employed by Employer commencing on January 15, 2009, (the "Effective Date") and terminating on December 31, 2010, (the "Primary Term") unless sooner terminated pursuant to Section 5 of this Agreement.

SECTION 3.  Duties and Responsibilities.

A. Capacity. The Executive shall serve in the capacity of Chief Financial Officer of the Employer. The Executive shall perform the duties ordinarily expected of a Chief Financial Officer and shall also perform such other duties consistent therewith as the Chief Executive Officer of the Employer shall, from time to time, reasonably determine.

B. Full-Time Duties. The Executive shall devote his full business time, attention and energies to the business of the Employer. Notwithstanding anything herein to the contrary, the Executive shall be allowed to (a) manage the Executive's personal investments and affairs, and (b) (i) serve on boards or committees of civic or charitable organizations or trade associations, and (ii) with the permission of the Chief Executive Officer of the Employer, serve on the board of directors of any corporation or as an advisory director of any corporation; provided that such activities do not interfere with the proper performance of his duties and responsibilities specified in Section 3(A).

C.  Vacation Time & Holidays.  Executive shall be entitled to take three (3) weeks of vacation per calendar year, and such time shall be fully-vested immediately upon the Effective Date.  Executive’s vacation time may be increased to that of other corporate executives in 2010 if Employer’s policies provide for more than three weeks per annum for corporate executives.  In addition, Executive shall be allowed time off for holidays per the Employer’s corporate calendar.

SECTION 4.  Compensation.

A. Base Salary. During the term of this Agreement, the Employer shall pay the Executive , or an entity designated by the Executive, the sum of $223,000 per annum as set forth herein.  For the month of January 2009, Employer shall pay $9,300 by January 20, 2009.   Beginning February 2009 and thereafter during the term of this Agreement, Employer shall make payments in monthly installments of $18,583.33, payable by the 10th calendar day of each month.

B. Executive Bonus Program.  The Executive shall be entitled to participate in any executive bonus program offered by the Employer during the term of this Agreement.

C.  Corporate Housing & Relocation Expenses.  During the term of this Agreement, Employer shall offer Executive the use of a corporate cottage in Price, Utah, for housing at no charge.  The corporate cottage is and shall remain the property of an affiliate of the Employer.  In addition, Employer shall offer or pay for reasonable temporary housing to the Executive in Salt Lake City, Utah, for a period of four months.  Employer shall reimburse Executive for actual, customary, and reasonable relocation expenses incurred by Executive to move to the State of Utah.

D.  Award of Stock Options.  Within 16 days of the signing of the Agreement (the “Equity Compensation”), Employer will issue to Executive an option to purchase 2,000,000 shares of Employer’s common stock at an exercise price of $0.01. The warrant shall have a five-year term.  Employee shall vest in the Equity Compensation as follows:

March 31, 2009                                                      400,000 shares
June 30, 2009                                                         400,000 shares
September 30, 2009                                               400,000 shares
December 31, 2009                                                400,000 shares
March 31, 2010                                                      400,000 shares

Should this Agreement be terminated prior to December 31, 2010 for any reason, Employee’s vesting in the Equity Compensation shall cease immediately upon the termination date.  Employee understands that the Equity Compensation underlying shares shall be “restricted, “as that term is generally understood in the securities industry. The parties understand that such shares shall be issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933 and that the resale of such shares shall be restricted.

SECTION 5.  Termination of Employment.

Notwithstanding the provisions of Section 2, the Executive's employment hereunder may terminate under any of the following conditions:

A. Death. The Executive's employment under this Agreement shall terminate automatically upon his Death.

B. Disability.  The Executive's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean permanent and total disability.

C. Termination by the Employer for Cause. The Executive's employment hereunder may be terminated for Cause by the Employer. For purposes of this Agreement, "Cause" means:

(1) willful and persistent failure by Executive to reasonably perform his duties:

(2) conviction of a misdemeanor involving moral turpitude which materially affects Executive's ability to perform his duties hereunder or materially adversely affects Executive's or Employer's reputation or conviction of a felony;

(3) material dishonesty, defalcation, or embezzlement or misappropriation of corporate assets or opportunities; or

(4) any material default by Executive in the performance of any covenants or agreements of Executive set forth in this Agreement.

D.  Termination by Executive.   Executive may terminate employment at his discretion.

SECTION 6.  Payments Upon Termination.

A.   In the event of termination of this agreement because of Executive’s death or disability, Employer shall be obligated to pay, and the Executive shall be entitled to receive:

(1)  all accrued and unpaid Base Salary under Section 4 to the date of termination;

(2) all accrued, but unpaid, bonuses and all stock under Section 4(B) and 4(D).

B.   In the event Executive terminates his employment with Employer prior to the end of the primary term of this agreement or Employer terminates this agreement for cause prior to the end of the primary term of this agreement, Employer shall be obligated to pay, and the Executive shall be entitled to receive:

(1)  all accrued and unpaid Base Salary under Section 4 to the date of termination;

(2)   all accrued, but unpaid, bonuses and all stock under Section 4(B) and 4(D).

C.   In the event of termination by the Employer without cause prior to the end of the Primary Term of this agreement, Employer shall be obligated to pay and the Executive shall be entitled to receive:

                  (1) a lump sum severance payment (“Severance Payment”) equal to the Base Salary and Cobra payments for the lesser of 1) six months and 2) the pro rata remaining Primary Term.

                  (2) all accrued, but unpaid, bonuses and all stock under Section 4(B) and 4(D).

SECTION 7.  Non-Competition.  In the event of termination of this agreement for any reason other by the Employer without cause, then (i) during a period ending six months following termination Executive shall not engage in any Competitive Activity and (ii) during a period ending one year following termination Executive shall not engage in any Solicitation Activity, as those terms are defined herein.  If Executive chooses to engage in any Competitive Activity or Solicitation Activity during that period, Employer shall be entitled to recover, and Executive shall surrender, all stock issued to Executive under the terms of this agreement.  For purposes of this Agreement, “Competitive Activity” shall mean Executive’s participation, without the written consent of counsel for the Employer, in the management of any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with any business operation actively conducted by the Employer or its divisions and subsidiaries on the date of termination. For purposes of this paragraph, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Employer’s sales of a similar product or service constitutes (i) 15% of the total sales of the Employer or (ii) 15% of the total sales of any individual Subsidiary or division of the Employer. Competitive Activity shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.  For purposes of this Agreement, “Solicitation Activity” shall mean Executive’s solicitation for employment or retention, hiring or retention, without the written consent of counsel of the Employer, of any person employed or retained by the Employer on the date of termination or during the month preceding the date of termination.

SECTION 8. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each Party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 9. Entire Agreement. Except as contemplated herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements of understandings between the Employer and the Executive with respect thereto.

SECTION 10. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

To Employer:

America West Resources, Inc.
Attention: Chief Executive Officer
57 West 200 South, Suite 400
Salt Lake City, Utah 84101

To Executive:

Mr. John E. Durbin
8345 N.W. 66th Street, Suite 7997
Miami, FL  33166-2626____________________

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

SECTION 11. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

SECTION 12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or the Employer, or the sale or liquidation as described of all or substantially all of the assets of the Employer, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Employer and such assignee or transferee assumes the liabilities, obligations and duties of the Employer, as contained in this Agreement, either contractually or as a matter of law. The Employer further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Employer hereunder.

SECTION 13. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Any dispute or misunderstanding arising out of or in connection with this Agreement shall first be settled, if possible, by the parties themselves through negotiation and, failing success at negotiation through mediation, and failing success at mediation, shall be arbitrated at in a mutually agreeable place in the State of Utah.  Unless otherwise agreed upon by the parties, the arbitration shall be had before three arbitrators, each party designating an arbitrator and the two designees naming a third arbitrator experienced in employment related controversies. The procedure shall be in accordance with the rules and regulations of the American Arbitration Association.

SECTION 14. Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.

AMERICA WEST RESOURCES, INC.

/s/ DAN R. BAKER
By: Dan R. Baker
Its: Chief Executive Officer

JOHN E. DURBIN

/s/ JOHN E. DURBIN
Executive